1 Debt Maturity Profile Exhibit 99.2 As of October 2, 2015 Debt Portion per US GAAP Letters of credit – 2018 Revolver Facilities Available Equity Portion/Debt Discount – 2029 Converts Net Debt Versus Prior Year End Versus Prior Quarter Q3 2015 Q4 2014 Diff Q3 2015 Q2 2015 Diff Debt $1,093 $1,326 ($233) $1,093 $1,187 ($94) Cash (1) 79 107 (28) 79 94 (15) Net Debt $1,014 $1,219 ($205) $1,014 $1,093 ($79) (1) Excludes cash of $8 million and $30 million in Venezuela as of Q2 2015 and Q4 2014, respectively; there is no cash recorded on the balance sheet for Venezuela at the end of Q3 2015 due to deconsolidation effective October 2, 2015 (2) The Company’s asset base supports approximately $575 million of borrowings under its $1 billion credit facility as of October 2, 2015 (3) Includes standby letters of credit $158 $164 $600 $171 $42(3) $258 $60 $369 $- $100 $200 $300 $400 $500 $600 $700 Short term Working Capital Lines (Mainly Latin America) 2018 ABL Revolver (2) 2022 Senior Notes 2029 Convertible Notes

Segment Adjusted Operating Income

North America, Europe and Latin America

North America	Operating Income				
In millions	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
As reported	$ 46.9	$ 20.0	$ 29.6	$ 30.9	$ 17.9
Adjustments to Reconcile Operating Income					
Restructuring and divestiture costs	-	4.6	5.3	5.4	11.1
Restatement and legal costs	2.5	3.9	4.9	2.9	4.0
Customer incentive	-	-	-	4.6	-
Foreign Corrupt Practices Act (FCPA) accrual	-	24.0	-	-	-
(Gain) loss on the sale of divested assets	-	(17.6)	(0.9)	-	-
Insurance claim settlement	(5.0)	(3.1)	-	-	-
Total Adjustments	(2.5)	11.8	9.3	12.9	15.1
Adjusted	$ 44.4	$ 31.8	$ 38.9	$ 43.8	$ 33.0

Europe	Operating Income				
In millions	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
As reported	$ (108.1)	$ 9.5	$ 5.9	$ (1.2)	$ 3.2
Adjustments to Reconcile Operating Income					
Restructuring and divestiture costs	106.1	10.2	9.1	0.8	-
Insurance claim settlements	-	(14.1)	-	-	-
(Gain) loss on divested assets	-	-	-	11.6	-
(Gain) loss on deconsolidation of Venezuela	-	-	-	-	12.5
Total Adjustments	106.1	(3.9)	9.1	12.4	12.5
Adjusted	$ (2.0)	$ 5.6	$ 15.0	$ 11.2	$ 15.7

Latin America	Operating Income				
In millions	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
As reported	$ (23.3)	$ (43.1)	$ (15.9)	$ (2.5)	$ (1.2)
Adjustments to Reconcile Operating Income					
Restructuring and divestiture costs	13.5	8.5	2.8	3.1	3.1
Brazil impairment	13.1	-	-	-	-
Brazil legal accrual	-	-	2.5	-	(1.9)
(Gain) loss on deconsolidation of Venezuela	-	-	-	-	(0.5)
Venezuela (income)/loss	(0.8)	37.6	5.1	(0.6)	(0.8)
Total Adjustments	25.8	46.1	10.4	2.5	(0.1)
Adjusted	$ 2.5	$ 3.0	$ (5.5)	$ -	$ (1.3)

	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Total Adjusted Operating Income	$ 44.9	$ 40.4	$ 48.4	$ 55.0	$ 47.4

General Cable

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